EXHIBIT 10.2
ESTABLISHMENT LABS HOLDINGS INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 22, 2022 (the “Effective Date”), by and between ESTABLISHMENT LABS HOLDINGS INC., a British Virgin Islands company (the “Company”) and SAMUEL ROSS MANSBACH, an individual (the “Executive”).
Background
WHEREAS, the Company desires to employ the Executive for the term hereof;
WHEREAS, the Executive desires to be employed by the Company in accordance with the terms hereof; and
WHEREAS, the Company and the Executive mutually intend to set forth herein the terms and conditions of the Executive’s employment with the Company.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Executive agree as follows:
1.Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment with the Company subject to the terms and conditions set forth herein. During the Term (as defined in Section 2), the Executive shall serve in the capacity of General Counsel and Chief Compliance Officer of the Company and shall report directly to the Chief Executive Officer. The Executive’s duties hereunder will be those normally incident to the Executive’s position and such other duties as may be reasonably assigned to him from time to time by the Chief Executive Officer. During the Term, except for illness and vacation periods, the Executive shall devote all of his business time, attention, skill and efforts to the faithful performance of his duties hereunder. The Executive shall not be involved with any community or professional organizations or serve as a director for any other entities, other than those activities and investments that do not impair the ability of the Executive to perform the duties of his position. The parties understand and agree that the Executive is primarily providing services out of the United States, and for employment purposes, Motiva USA, LLC shall employ the Executive, maintain his employment records, pay his cash compensation and provide his benefits.
2.Term / Termination.
(a)Term. The term of the Executive’s employment (the “Term”) shall commence on August 29, 2022 and shall continue in full force and effect until terminated in accordance with Sections 2(b), 2(c), 2(d), 2(e) or 2(f) below.
(b)Termination for Cause. The Executive’s employment may be terminated by the Company for “Cause.” For purposes of this Agreement, “Cause” shall mean (i) the Executive’s conviction of, or pleading guilty or nolo contendere to, a felony or other crime involving moral turpitude, (ii) the Executive’s engagement in fraud, dishonesty, embezzlement, insubordination, or misconduct, (iii) the failure of the Executive to perform his assigned duties or follow the reasonable and lawful directives of the Chief Executive Officer or Board of Directors of the Company (the “Board of Directors”), which failure is not cured within ten (10) days of written notice from the Company of such failure, (iv) the material breach by the Executive of his obligations hereunder or under any material provision of the Company’s Code of Business

Conduct and Ethics or any related agreements with any Company Group member, which breach (to the extent curable) is not cured within ten (10) days of written notice from the Company of such breach, or (v) any of the grounds for a for-Cause termination described in the applicable labor code. The Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him written notice of such termination.
(c)Termination by Executive for Good Reason. The Executive’s employment may be terminated by the Executive for “Good Reason” if the Executive resigns from his employment with the Company in accordance with the following sentence after the occurrence of any of the following events, without the Executive’s consent:
(i)a material diminution by the Company of the responsibility, importance or scope of the Executive’s functions, duties or position with the Company from the position and attributes thereof described in Section 1;
(ii)a breach by the Company of any material provision hereof; or
(iii)a reduction of the Executive’s Base Compensation (as defined in Section 3(a) below), except for a reduction due to unforeseen circumstances that create a financial constraint on the Company, provided that such reduction applies proportionately for all similarly situated executives.
In order for the Executive’s resignation to constitute a resignation for “Good Reason,” the Executive must first provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days of the initial existence of such grounds for “Good Reason” and a period of thirty (30) days following the date of such notice to cure such grounds (the “Cure Period”), such grounds must not have been cured by the expiration of the Cure Period, and the Executive must resign within thirty (30) days following the expiration of the Cure Period.
(d)Termination by Reason of Death or Disability. The Executive’s employment will automatically terminate upon the death of the Executive. The Company may terminate the Executive’s employment immediately upon written notice to the Executive upon the Disability of the Executive. For purposes of this Section 2(d), the term “Disability” shall mean the inability or failure of the Executive to perform the essential functions of his position of employment with the Company with or without reasonable accommodation as a result of a mental or physical disability for a total of ninety (90) or more days (whether or not consecutive) during any twelve (12) months, all as determined in good faith by a majority of the disinterested members of the Board of Directors; provided, however, if the Company or a member of the Company Group maintains a policy insuring against the disability of Executive, then “Disability” shall have the same meaning as in such policy.
(e)Termination by Company without Cause. The Executive’s employment may be terminated by the Company without Cause, at any time, for any reason or for no reason, upon the payment by the Company of the Accrued Compensation and the amounts, if any, required by Section 8.
(f)Termination by Executive without Good Reason. The Executive’s employment may be terminated by the Executive without Good Reason, at any time, upon thirty (30) days’ prior written notice of termination. Upon receipt of the Executive’s written notice of termination, the Company may immediately terminate the Executive’s employment, which termination shall be deemed for “Cause.”

3.Compensation. The Company shall pay the Executive as compensation, in consideration for all his services hereunder, the amounts described in this Section 3:
(g)Base Compensation. The Executive will be paid a base salary equivalent to USD $350,000.00 per annum (the “Base Compensation”). Such salary shall be paid to the Executive in equal installments not less frequently than monthly, in accordance with the Company’s payroll practices in effect from time to time. Any compensation which may be paid to the Executive under any additional compensation or incentive plans of the Company or which may otherwise be authorized from time to time by the Board of Directors shall be in addition to the Base Compensation to which the Executive is entitled to under this Agreement.
(h)Incentive Compensation (Annual Bonus). The Executive shall also be eligible to receive an annual bonus (the “Annual Bonus”) as additional annual compensation in an amount up to 50% of the Base Compensation (the “Target Bonus”), upon the verification of the achievement of certain individual targets and goals by the Executive and certain targets and milestones by the Company. Such targets and goals shall be established in writing by the Company. The determination of whether such targets have been achieved shall be determined by the Company in its sole discretion. The Executive shall be entitled to such Annual Bonus for a particular fiscal year only if the Executive is employed by the Company through the end of the applicable fiscal year, except as expressly contemplated in Section 8. Any such Annual Bonus to which the Executive is entitled with respect to a particular fiscal year shall be paid no later than March 15 of the year following such fiscal year.
(i)Annual Equity Award. The Executive shall also be eligible to receive an equity award (the “Annual Equity Award”) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board of Directors (or a committee of the Board of Directors) will determine in its discretion the terms and conditions of the Annual Equity Award, whether the Executive will be granted any additional equity awards, and the terms and conditions of any such additional equity award, each in accordance with the terms and conditions of any applicable plan or arrangement that may be in effect from time to time.
(j)New Hire Stock Option Grant. In connection with the Executive’s commencement of employment, the Company shall grant the Executive stock options with an aggregate fair market value (determined in accordance with the assumptions used in the Company’s financial statements with respect to stock options) on the date of grant equal to $1,300,000.00.
(k)Participation in Plans. During the Executive’s employment with the Company, the Executive shall be entitled to participate in all savings and retirement plans, policies and programs maintained in force by the Company, including any qualified pension, profit sharing or other retirement plans, non-qualified retirement and deferred compensation plans, and other similar retirement and welfare benefit plans, programs and arrangements, provided that the Executive qualifies for participation in such plans, programs and arrangements pursuant to the terms thereof and only if such plans or programs are put in place. The Executive shall be informed by the Company when and if any of these apply.
(l)Employee Benefits. During the Executive’s employment with the Company, the Executive shall continue to be eligible to participate in all of the Company benefit plans and programs in effect for similarly-situated employees. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
(m)Expense Reimbursement. The Company shall pay or reimburse the Executive (or, in the Company’s sole discretion shall pay directly), upon a proper accounting as the Company may reasonably require, for reasonable business related expenses and disbursements incurred by the Executive in the course of the performance of the Executive’s duties under this Agreement, provided that the incurring of such expenses shall have been approved in accordance with the Company’s regular reimbursement procedures and policies of the Company Group in effect from time to time.
(n)Clawback and Recoupment. All compensation and benefits provided to the Executive under this Agreement or otherwise in respect of his employment are subject to clawback and recoupment pursuant to the policies of the Company Group, as in effect and amended from time to time.
(o)Withholding. Payment of all amounts to the Executive shall be net of any withholding. The Company may withhold from the Executive’s compensation all applicable amounts (including, withholding and payroll taxes) required by law.
4.Vacation. The Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.
5.Place of Performance. In connection with his employment by the Company, the Executive shall render his services wherever the Company requires it. The Company’s current expectation is that the Executive will primarily provide services from his home office in Atlanta, Georgia.
6.Facilities Available to Executive. The Company shall furnish Executive with facilities and technical services as may be reasonably appropriate for the performance of his duties in the Company’s industry.
7.Equity Acceleration Upon a Change in Control. Upon a Change in Control that occurs before the termination of the Executive’s employment with the Company, the Executive will receive accelerated vesting as to one hundred percent (100%) of the then-unvested portions of all of Executive’s outstanding equity awards that were granted on or after the Effective Date, and with respect to such equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.
8.Payments Due Upon Termination of Employment.
(p)Non-CIC Qualified Termination. If a Non-CIC Qualified Termination occurs, then, subject to Sections 8(e) and 9, the Executive will receive the following severance payment and benefits:
(i)Salary Severance. A lump sum severance payment within 75 days of the Executive’s termination of employment equal to nine (9) months of the Executive’s Base Compensation as in effect immediately prior to such termination of the Executive’s employment (or if such termination is the result of Executive’s resignation due to a material reduction in the Executive’s Base Compensation, as in effect immediately prior to such reduction).
(ii)Bonus Severance. A lump sum severance payment equal to (A) the Annual Bonus that the Executive would have earned under Section 3(b) for the fiscal year in which the Executive’s Non-CIC Qualified Termination occurs had the Executive remained employed with the Company through the date the Executive was required to continue employment with the Company in order to be eligible to receive such bonus multiplied by (B) the fraction obtained by dividing (x) the number of days the Executive has worked during such fiscal year by (y) the total number of days in such fiscal year, which will be paid at the same time as other similarly situated employees of the Company receive bonus payments for the fiscal year but in no event later than March 15 of the year following the year of the Non-CIC Qualified Termination.
(iii)Health Benefit. Subject to Section 8(d), the Company will pay the premiums for the Executive and the Executive’s eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “Health Benefit”), until the earlier of (A) a period of nine (9) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents become covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.
(q)CIC Qualified Termination. If a CIC Qualified Termination occurs, then, subject to Sections 8(e) and 9, the Executive will receive the following severance payments and benefits from the Company:
(i)Salary Severance. A lump sum severance payment within 75 days of the Executive’s termination of employment equal to twelve (12) months of the higher of (x) the Executive’s Base Compensation as in effect immediately prior to such termination of Executive’s employment (or if such termination is the result of the Executive’s resignation due to a material reduction in the Executive’s Base Compensation, as in effect immediately prior to such reduction) or (y) the Executive’s Base Compensation as of immediately prior to the Change in Control.
(ii)Bonus Severance. A lump sum severance payment within 75 days of the Executive’s termination of employment equal to one hundred percent (100%) of the Executive’s Target Bonus as in effect for the fiscal year in which the Executive’s termination of employment occurs.
(iii)Equity Acceleration. Accelerated vesting as to one hundred percent (100%) of the then-unvested portions of all of Executive’s outstanding equity awards that are granted on or after the Effective Date.
(iv)Health Benefit. Subject to Section 8(d), the Company will provide Health Benefit until the earlier of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive and/or the Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA or other applicable law or policy governing such coverage.
(r)Voluntary Resignation; Termination for Cause; Death; Disability. If the Executive’s employment with the Company terminates (i) voluntarily by the Executive (other than for Good Reason), (ii) for Cause by the Company, or (iii) as a result of the Executive’s death or Disability, then the Executive will not be entitled to receive severance or other benefits (other than Accrued Compensation) except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(s)Conditions to Receipt of Health Benefit. To the extent the Executive is covered under the Company’s U.S. health plans as of the time of the Executive’s Qualified Termination, the Executive’s receipt of the Health Benefit is subject to the Executive electing

COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents. If the Company determines in its sole discretion that it cannot provide the Health Benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to the Executive a taxable monthly payment payable on the Company’s regularly scheduled payroll dates (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue the Executive’s group health coverage in effect on the date of the Executive’s Qualified Termination (which amount will be based on the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees) (each, a “Health Replacement Payment”), which Health Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of Health Replacement Payments equal to the number of months in the applicable Health Benefit period. For the avoidance of doubt, the Health Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the Health Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the Health Replacement Payments or any further Health Benefit.
(t)Offset. The severance payments and benefits the Executive would otherwise be entitled to receive pursuant to Sections 8(a) or (b) will be reduced by any liability the Company may have to the Executive for any severance payments or benefits required under any applicable statute, law or regulation to the extent permitted by applicable law.
(u)Accrued Compensation. For the avoidance of any doubt, in the event of any termination of the Executive’s employment with the Company, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other vested benefits due to the Executive under the terms of any Company-provided plans, policies, and arrangements, each as in effect from time to time (the “Accrued Compensation”).
(v)Transfer between the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause.
(w)Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 8, subject to applicable law.
9.Conditions to Receipt of Severance/Timing of Severance.
(x)Separation Agreement and Release of Claims. The receipt of any severance payment or benefits pursuant to Sections 8(a) or (b) will be subject to (i) the Executive resigning from all positions the Executive may hold as an officer or director of a Company Group member and executing all documents the applicable Company Group member determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the “Resignations”), and (ii) the Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Resignations and the Release do not become effective and irrevocable by the Release Deadline, the Executive will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Resignations and the Release become effective and irrevocable. If earned and unless otherwise agreed by Company, none of the severance payments and benefits payable upon the Executive’s Qualified Termination under Section 8, with the exception of the continuation of the Health Benefit, as applicable, will be paid or otherwise provided prior to the sixtieth (60th day) following the Executive’s Qualified Termination. Except with respect to the extent that payments are delayed under Section 9(c), on the first regularly scheduled Company payroll date following the 60th day following the Executive’s Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 8 on or prior to that date, with the balance of the severance payments and benefits being paid or provided as originally scheduled.
(y)Timing of Severance Payments. Provided that the Release and Resignations become effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the first regularly scheduled Company payroll date following the date the Release and Resignations become effective and irrevocable, and the remaining payments will be made as provided in the Agreement (including any delay that may be required by Section 9(c)(ii)). In no event will the Executive have discretion to determine the taxable year of payment for any Deferred Payments.
(z)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Executive has a “separation from service” within the meaning of Section 409A.
(ii)Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6)-month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c)(ii) will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.
(iv)The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A. In no event will any Company Group member reimburse the Executive for any taxes that may be imposed on the Executive as a result of Section 409A.
(aa)Compliance with Related Agreement. The Executive’s receipt of any payments or benefits under Section 8(a) or (b) will be subject to the Executive continuing to comply with the terms of the Related Agreement (as defined below) and the provisions of this Agreement.
(ab)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that the Executive may receive from any other source reduce any such payment
10.Limitation on Payments. In the event that the payments and benefits provided for in this Agreement or otherwise payable to the Executive (collectively, the “Payments”) (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments will be either:
(ac)delivered in full, or
(ad)delivered as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (iii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such equity awards (i.e., the vesting of the most recently granted equity awards will be reduced first); and (iv) reduction of other benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the

Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will the Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by the Company’s legal counsel, a nationally recognized firm of independent public accountants selected by the Company, or such other person or entity to which the parties mutually agree (the “Firm”). For purposes of making the calculations required by this Section 10, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 10.
11.Definition of Terms.
(ae)“Change in Control” has the meaning given to it in the Company’s 2018 Equity Incentive Plan.
(af)“Change in Control Period” means the period beginning on a Change in Control and ending 12 months after the Change in Control.
(ag)“Code” means the Internal Revenue Code of 1986, as amended.
(ah)“Company Group” means the Company and its parents and subsidiaries.
(ai)“Deferred Payment” means any severance pay or benefits to be paid or provided to the Executive (or the Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.
(aj)“Qualified Termination” means a termination of the Executive’s employment either (i) by the Company without Cause (excluding by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “CIC Qualified Termination”) or outside of the Change in Control Period (a “Non-CIC Qualified Termination”).
(ak)“Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(al)“Section 409A Limit” will mean 2 times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which the Executive’s separation from service occurred.
12.Representations of Executive. The Executive hereby represents and warrants to the Company that (a) this Agreement is the valid, legal and binding obligation of Executive, and (b) this Agreement does not, and the Executive’s performance of his duties hereunder will not, violate any provision of any agreement, indenture or other instrument, or any fiduciary or other obligation, to which the Executive is a party or by which it is bound.
13.Confidentiality Agreement. As a material condition of Executive’s employment with the Company, the Executive shall execute and comply with the terms of the Motiva USA, LLC Confidentiality, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit B (the “Related Agreement”).
14.Protected Activity. The Executive understands that nothing in this Agreement or the Related Agreement shall in any way limit or prohibit the Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information as permitted by law and subject to professional rules of conduct applicable to the Executive’s role as General Counsel to the Company, and without giving notice to, or receiving authorization from, the Company Group. Notwithstanding, in making any such disclosures or communications, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Government Agencies. The Executive further understands that “Protected Activity” does not include the disclosure of any Company Group attorney-client privileged communications. In addition, Executive hereby acknowledges that the Company has provided Executive with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.
15.Indemnification. The Company hereby agrees to indemnify and hold harmless Executive in accordance with any indemnification agreement entered into by and between any member of the Company Group and the Executive that is currently in effect (each, an “Indemnification Agreement”).
16.General Provisions.
(am)Entire Agreement. This Agreement, the Indemnification Agreement(s) and the Related Agreement contain the entire understanding between the parties hereto and supersede any prior employment and consulting agreements and understandings between the Executive and the Company (or any member of the Company Group).
(an)Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive, his heirs, beneficiaries or legal representatives without the Company’s prior written consent provided, however, that nothing in this Section 15 shall preclude:
(v)The Executive from designating a beneficiary to receive benefits payable hereunder upon his death; or
(vi)the personal representatives, administrators, or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled to such benefits.

The Company may assign this Agreement and its rights and interest hereunder to any entity within the Company Group without notice to or the consent of the Executive.
(ao)No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(ap)Notice. Any notice, consent, approval or other communication given pursuant to the provisions of this Agreement shall be in writing and shall be (i) delivered by hand, (ii) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (iii) delivered by a nationally recognized overnight courier, U.S. Post Office Express Mail, or similar overnight courier which delivers only upon signed receipt of the addressee, and addressed as follows:
If to the Company:    ESTABLISHMENT LABS
B15, Coyol Free Zone,
Alajuela, 20113, Costa Rica
Attention:    Chief Financial Officer
If to the Executive:    Executive’s home address on file with the Company
Any notice shall be effective as of the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto in the manner described herein, designate any other address in substitution of the foregoing address to which notice shall be given.
(aq)Modification. This Agreement may not be modified or amended except by an instrument in writing signed by the party against whom enforcement is sought.
(ar)Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(as)Governing Law. The validity, construction, enforcement of and the remedies under this Agreement shall be governed in accordance with the laws of the State of Georgia.
(at)Headings. The section headings used herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
(au)Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company, and the Company’s successors and assigns. The rights and obligations hereunder are also being granted for the benefit of any Company Group member, and such rights and obligations may be enforced by any Company Group member.
(av)Additional Acts. The Executive and the Company each agrees to execute, acknowledge and deliver all further instruments, agreements or documents and do all further acts that are necessary or expedient to carry out this Agreement’s intended purposes.
(aw)Construction. Each of the parties hereto declare that they or their counsel participated in the drafting of this Agreement and that, accordingly, this Agreement shall not be construed more strongly against any party hereto because it drafted this Agreement.
(ax)Severability. The invalidity or unenforceability of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement or any part of any provision, all of which are inserted conditionally on their being valid in law, and in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid or unenforceable, this Agreement shall be construed as if such invalid or unenforceable word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted or shall be enforced as nearly as possible according to their original terms and intent to eliminate any invalidity or unenforceability. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area which would cure the invalidity or unenforceability. A court of competent condition is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing such unenforceable provision in its entirety, whether by rewriting the offending provision, adding additional language to this Agreement, or making such other modifications as it deems warranted to carry out the intent as embodied herein to the maximum extent permitted by law.
(ay)Remedies. Unless otherwise specified herein, no remedy conferred upon either party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity. Every power or remedy given by this Agreement to any party or to which such party may otherwise be entitled, may be exercised concurrently or independently, from time to time, and as often as may be deemed expedient and inconsistent remedies may be pursued. Because a breach of the provisions of this Agreement, the Indemnification Agreement(s) or the Related Agreement will not adequately be compensated by money damages, either party shall be entitled, in addition to any other right or remedy available, to seek an injunction restraining such breach or a threatened breach by the other party and/or to specific performance by the other party of any such provision of this Agreement, the Indemnification Agreement(s) or the Related Agreement and in any case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance.
(az)Enforcement. If any party hereto shall fail to perform any covenant or condition hereof or shall otherwise be in breach of this Agreement, such party shall pay to the non-defaulting party its reasonable attorneys’ fees and costs incurred as a result of their efforts to enforce this Agreement (whether or not litigation is commenced, at all trial and appellate levels and in bankruptcy).
(ba)Dispute Resolution. THE PARTIES HERETO EXPRESSLY SUBMIT THEMSELVES TO AND AGREE THAT ALL SUCH ACTIONS SHALL OCCUR SOLELY IN THE VENUE AND JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF GEORGIA.

(bb)Execution in Counterparts. The parties hereto may execute this Agreement in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

ESTABLISHMENT LABS HOLDINGS INC.	EXECUTIVE
/s/ Jeffrey Bettinger Name: Jeffrey Bettinger Title: Head of Global HR	/s/ Samuel Ross Mansbach Name: Samuel Ross Mansbach

EXHIBIT A

Section 7 of the Defend Trade Secrets Act of 2016
“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

EXHIBIT B
At-Will Employment, Confidentiality, Invention Assignment and Arbitration Agreement

(See attached)